Exhibit 107

Calculation of Filing Fee Tables

Form SF-3

(Form Type)

SG Commercial Mortgage Securities, LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Mortgage Backed Securities	Commercial Mortgage Pass-Through Certificates	Rule 457(s)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities(2)	Mortgage Backed Securities	Commercial Mortgage Pass-Through Certificates	Rule 415(a)(6)	$2,364,500,000		$2,364,500,000			Form SF-3	333-259404	November 15, 2021	$274,754.00
	Total Offering Amounts					$2,364,500,000		$274,754.00
	Total Fees Previously Paid							$274,754.00
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00
(1)	An unspecified amount of securities is being registered as may from time to time be offered at unspecified prices. The registrant is deferring payment of all of the registration fees for such securities in accordance with Rules 456(c) and 457(s) under the Securities Act.
(2)	The registrant previously registered $2,364,500,000 of securities under a Registration Statement on Form SF-3 (Registration No. 333-227770) filed on October 10, 2018 (as amended by the pre-effective amendment filed on October 17, 2018), which were carried forward to a Registration Statement on Form SF-3 (Registration No. 333-259404) filed on September 9, 2021 (as amended by the pre-effective amendment filed on October 26, 2021 and the pre-effective amendment filed on November 3, 2021).